SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                       American Community Newspapers Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    02520T103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

CUSIP No. 02520T103

            ---------------------


1.   NAME OF REPORTING PERSONS

     Brian Taylor

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,021,800

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,021,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,021,800

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.53%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 02520T103

            ---------------------


1.   NAME OF REPORTING PERSONS


     Pine River Capital Management L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,021,800

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,021,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,021,800

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.53%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 02520T103
            ---------------------

1.   NAME OF REPORTING PERSONS

         Nisswa Master Fund Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     990,700

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     990,700

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     990,700

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.34%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

--------------------------------------------------------------------------------

CUSIP No. 02520T103

            ---------------------


Item 1(a).  Name of Issuer:


                  American Community Newspapers Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


                  14875 Landmark Boulevard, Suite 110
                  Addison, Texas 75254

            ____________________________________________________________________


Item 2(a).  Name of Persons Filing:

            Brian Taylor
            Pine River Capital Management L.P.
            Nisswa Master Fund Ltd.
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Brian Taylor
            Pine River Capital Management L.P.
            601 Carlson Parkway
            Suite 330
            Minnetonka, Minnesota 55305

            Nisswa Master Fund Ltd.
            c/o Pine River Capital Management L.P.
            601 Carlson Parkway
            Suite 330
            Minnetonka, Minnesota 55305
            ____________________________________________________________________

Item 2(c).  Citizenship:

            Brian Taylor - United States
            Pine River Capital Management L.P. - Delaware
            Nisswa Master Fund Ltd. - Cayman Islands
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, $.0001 Par Value
            ____________________________________________________________________


Item 2(e).  CUSIP Number:


            02520T103

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Brian Taylor  1,021,800
          Pine River Capital Management L.P.  1,021,800
          Nisswa Master Fund Ltd.  990,700
______________________________________________________________________

     (b)  Percent of class:

          Brian Taylor  6.53%
          Pine River Capital Management L.P.  6.53%
          Nisswa Master Fund Ltd.  6.34%
______________________________________________________________________


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
                           Brian Taylor  0
                           Pine River Capital Management L.P.  0
                           Nisswa Master Fund Ltd.  0

          (ii)  Shared power to vote or to direct the vote:
                           Brian Taylor  1,021,800
                           Pine River Capital Management L.P. 1,021,800 Nisswa Master Fund Ltd. 990,700

          (iii) Sole power to dispose or to direct the disposition of:
                           Brian Taylor  0
                           Pine River Capital Management L.P.  0
                           Nisswa Master Fund Ltd.  0

          (iv)  Shared power to dispose or to direct the disposition of
                           Brian Taylor  1,021,800
                           Pine River Capital Management L.P. 1,021,800 Nisswa Master Fund Ltd. 990,700

Item 5.  Ownership of Five Percent or Less of a Class.

                                                                  N/A
         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                                                  N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                                                                  N/A
         _______________________________________________________________________


Item 8.  Identification and Classification of Members of the Group.

                                                                  N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

                                                                  N/A
          ______________________________________________________________________

Item 10.  Certifications.


     By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BRIAN TAYLOR

/s/ Brian Taylor
___________________
Title:  Principal


PINE RIVER CAPITAL MANAGEMENT L.P.
By: Brian Taylor

/s/ Brian Taylor
___________________
By: Brian Taylor


NISSWA MASTER FUND LTD.
By: Brian Taylor

/s/ Brian Taylor
___________________
By: Brian Taylor



Date:  February 8, 2008




*The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                      EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 8, 2008 relating to the Common Stock, $.0001 Par Value of American Community Newspapers Inc. shall be filed on behalf of the undersigned.

BRIAN TAYLOR

/s/ Brian Taylor
___________________
Title:  Principal


PINE RIVER CAPITAL MANAGEMENT L.P.
By: Brian Taylor

/s/ Brian Taylor
___________________
By: Brian Taylor


NISSWA MASTER FUND LTD.
By: Brian Taylor

/s/ Brian Taylor
___________________
By: Brian Taylor




SK 25686 0003 850970